EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT (as the same may be amended, modified or supplemented from time to time hereto, this “Agreement”) dated as of May 19, 2011 between PETERSEN ENERGÍA INVERSORA, S.A.U., a sociedad anónima unipersonal duly organized and validly existing under the laws of the Kingdom of Spain (the “Borrower” or “Pledgor”), and THE BANK OF NEW YORK MELLON, as collateral agent for the Lenders as defined in the Seller Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower, Repsol YPF, S.A., a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain (“Seller”) and the Collateral Agent are parties to a Seller Credit Agreement dated as of May 19, 2011 (as from time to time amended, the “Seller Credit Agreement”) pursuant to which the Seller has agreed to make a Loan (as defined in the Seller Credit Agreement) to the Borrower in order to finance the Acquisition (as defined in the Seller Credit Agreement) pursuant to an option granted by the Seller to the Borrower to acquire 10% of the outstanding capital stock of the Company (the “Second Option”); and

WHEREAS, to induce the Seller to enter into the Seller Credit Agreement and to make the Loan (as defined in the Seller Credit Agreement), the Borrower has agreed to grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined), all as provided herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Definitions, Etc.

1.01           Terms Generally.  Terms used herein and not otherwise defined herein are used herein as defined in the Seller Credit Agreement.

1.02           Certain Uniform Commercial Code Terms.  As used herein, the terms “General Intangible”, “Investment Property” and “Proceeds” have the respective meanings set forth in Article 9 of the NYUCC, and the term “Financial Asset” has the respective meaning set forth in Article 8 of the NYUCC.

1.03           Additional Definitions.  In addition, as used herein:

“Additional Shares and Rights” means, (a) any shares, rights or securities that the Borrower is entitled to receive or that are payable to it under or in connection with the Collateral, as a result of (without limitation) any exchange or subscription of capital stock, stock-split, dividends payable in kind (either in shares or otherwise), reserves, revaluations or other distribution of dividends paid in shares (“acciones liberadas”), merger, consolidation, spin-off, liquidation, dissolution, and/or any other reason or circumstance, and any shares or securities subscribed under the preemptive or accretion rights attached to the Collateral; (b) any securities delivered as a result of any reimbursement, redemption, amortization and/or reduction of capital stock (either in whole or in part) of the Company to the extent related to the Collateral; (c) any non-cash dividends or other non-cash income received or receivable from time to time in respect of the Collateral; (d) any shares of, or rights on the shares of the Company hereinafter acquired by the Borrower; and (e) any irrevocable capital contributions hereinafter made by the Borrower to the Company.  For the avoidance of doubt, it is hereby agreed that for purpose of this definition any Additional Shares and Rights shall automatically be deemed a “Pledged Share.”

“American Depositary Shares” means American Depositary Shares, each representing one Class D Share of the Company, and represented by American Depositary Receipts issued pursuant to the Deposit Agreement.

“Collateral” has the meaning assigned to such term in Section 3.

“Deposit Agreement” means the Deposit Agreement dated as of July 1, 1993 among the Company, the Depositary and the owners of American Depositary Receipts issued thereunder, as amended, supplemented, restated or otherwise modified from time to time.

“Depositary” means The Bank of New York Mellon, formerly known as The Bank of New York, as Depositary under the Deposit Agreement.

“Equity Interests” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person and any right to receive any of the foregoing.

“Excluded Shares” has the meaning assigned to such term in the Seller Credit Agreement.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Pledged Shares” means (a) 3,048,174 Acquired Shares owned by the Borrower (representing 7.75% of the aggregate Acquired Shares acquired by the Borrower pursuant to the Second Option) and represented by certificate number BNYM 15726 issued by the Depositary, (b) all Released Shares (in accordance with the provisions of Section 5.10(b) of the Seller Credit Agreement), and (c) upon repayment and discharge of the obligations of the Borrower under the Senior Term Loan Agreement, the Excluded Shares, in each case, together with all certificates representing the same.

“Santander Excluded Assets” has the meaning assigned to such term in the Seller Credit Agreement.

“Santander Excluded Shares” has the meaning assigned to such term in the Seller Credit Agreement.

“Santander Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of November 12, 2008, by and among the Seller, the Borrower and the Collateral Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Second Option” has the meaning assigned to such term in the Recitals.

“Secured Parties” means, collectively, the Lenders, the Collateral Agent, any other Agents appointed in accordance with the Seller Credit Agreement and, in each case, their respective successors and assigns.

“Secured Obligations” means, collectively, all obligations of the Borrower under the Loan Documents to pay the principal of and interest on the Loan and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Secured Parties or any of them under the Loan Documents, including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Borrower under any bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

Section 2.           Representations and Warranties.  The Borrower represents and warrants to the Collateral Agent for the benefit of the Secured Parties that:

2.01           Title.  The Borrower is the sole beneficial and legal owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral, and (b) the Liens expressly permitted by Section 6.02 of the Seller Credit Agreement.

2.02           Names, Etc.  The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the Borrower as of the date hereof are correctly set forth in Annex 1.  Annex 1 correctly specifies (a) the place of business of the Borrower or, if the Borrower has more than one place of business, the location of the chief executive office of the Borrower, and (b) each location where any financing statement naming the Borrower as debtor is currently on file.

2.03           Changes in Circumstances.  The Borrower has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), (b) except as specified in Annex 1, heretofore changed its name, or (c) heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.04           Pledged Shares.  Annex 2 correctly identifies, as at the date hereof, (i) the American Depositary Shares owned by the Pledgor evidencing the Santander Excluded Shares, (ii) the Pledged Shares owned by the Pledgor and (iii) the Excluded Shares owned by the Pledgor.  The Pledged Shares owned by the Pledgor are, and all other Pledged Shares in which the Pledgor shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Equity Interests issued by a corporation) and (ii) duly issued and outstanding (in the case of any Equity Interest in any other entity), and none of the Pledged Shares is or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational instrument of the Company, upon the transfer of such Pledged Shares (except for any such restriction contained herein or in the Transaction Documents, or under such organizational instruments).  Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Shares pledged by Pledgor to the Collateral Agent for the benefit of the Secured Parties as provided herein.

Section 3.          Collateral.  This Agreement secures, and the Collateral is security for, the Secured Obligations.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Borrower hereby pledges to the Collateral Agent, and grants to the Collateral Agent for the benefit of the Secured Parties as hereinafter provided, a first priority security interest in all of the Borrower’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence excluding, in all instances and for the avoidance of doubt, the Santander Excluded Assets (all of the property described in this Section 3 being collectively referred to herein as “Collateral”):

(a)             the Pledged Shares and the certificates representing the Pledged Shares;

(b)            all securities, moneys or property representing a dividend on any of the Pledged Shares, or representing a distribution or capital reduction upon or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares (other than until the earlier of (A) the Senior Debt Discharge Date (as defined in the Seller Credit Agreement) and (B) the execution and delivery of the Junior Pledge Agreement (as hereinafter defined) (without prejudice to the proviso to Section 5.1 of the Intercreditor Agreement), cash dividends and cash distributions on any of the Pledged Shares required to be deposited with The Bank of New York Mellon, as collateral agent under the Senior Term Loan Agreement, in the Collateral Agent’s Account (as such term is defined in the Senior Term Loan Agreement), provided, however, that for the avoidance of doubt, the following shall be included in the Collateral pledged hereunder in respect of the Pledged Shares:  (x) distributions resulting from a capital reduction or from a stock split, reclassification or stock dividend and (y) any in-kind dividends or distributions in respect of the Pledged Shares);

(c)             all Additional Shares and Rights; and

(d)            all Proceeds of any of the Collateral (other than any Proceeds resulting from voluntary dispositions of the Pledged Shares by the Borrower, provided (i) such dispositions are approved by the Seller (which approval shall be in writing and granted in its sole and absolute discretion) and (ii) the Proceeds of such dispositions are applied to repay the Borrower’s obligations under the Senior Term Loan Agreement in accordance with its terms), and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral.

Section 4.           Further Assurances; Remedies.  In furtherance of the grant of the security interest pursuant to Section 3, the Borrower agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

4.01           Delivery and Other Perfection.  The Borrower shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers and do such other acts and things as may be reasonably required by the Majority Lenders to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto, to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest or to otherwise fully effect the purposes of this Agreement, and without limiting the foregoing, shall:

(a)             if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by the Borrower, forthwith deliver to the Collateral Agent any certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Majority Lenders may reasonably request or deem necessary, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral;

(b)             keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement;

(c)             permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at the Borrower’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Borrower with respect to the Collateral, all in such manner as the Collateral Agent may reasonably require; and

(d)            if the Deposit Agreement shall be terminated or any other event beyond the control of the Borrower shall occur as a result of which the American Depositary Shares shall be, or shall be required to be, exchanged for the Class D shares of the Company represented thereby, the Collateral Agent shall promptly execute and deliver a pledge agreement (“Junior Pledge Agreement”) substantially in the form of the Borrower Pledge Agreement (as such term is defined in the Senior Term Loan Agreement) and attached as Annex 3 hereto, which Junior Pledge Agreement shall provide a first-ranking pledge for the benefit of the Secured Parties hereunder on the Class D shares of the Company represented by the Pledged Shares, and cause such Class D Shares to be registered in the name of the Borrower, subject to the lien created pursuant to the Junior Pledge Agreement, provided that at the time of such registration the Borrower shall have executed and delivered to the Collateral Agent the Junior Pledge Agreement.  The Borrower shall use commercially reasonable efforts to cause the Company to (i) acknowledge the existence of a pledge of the Class D Shares of the Company represented by the Pledged Shares under the Junior Pledge Agreement, (ii) cause the Caja de Valores S.A. or any other entity that keeps the registry of the Shares issued by the Company to register such pledge and (iii) take any other action necessary to perfect such pledge under applicable law and to permit the Collateral Agent to exercise its rights and remedies thereunder.  Until such time as the Borrower shall have executed and delivered the Junior Pledge Agreement, the Collateral Agent shall be entitled to hold the Class D Shares of the Company represented by the Pledged Shares as Collateral pursuant to the terms of this Agreement.  The Borrower hereby acknowledges that the pledge of the Class D Shares of the Company represented by the Pledged Shares under the Junior Pledge Agreement shall for all purposes constitute a continuation of the security interest created hereunder in the American Depositary Shares evidencing the Pledged Shares.

4.02           Other Financing Statements or Control.  The Borrower shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-106 of the NYUCC) of any Investment Property constituting part of the Collateral.

4.03           Preservation of Rights.  The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

4.04           Pledged Shares.

(a)             Subject to the last sentence of Section 6.03 of the Seller Credit Agreement, the Borrower will cause the Collateral to constitute at all times 100% of the total number of Equity Interests then outstanding owned by the Borrower, except for (i) the Excluded Shares and (ii) the Santander Excluded Shares.

(b)             So long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the other Loan Documents or any other instrument or agreement referred to herein or therein; and the Collateral Agent shall execute and deliver to the Borrower or cause to be executed and delivered to the Borrower all such proxies, powers of attorney, dividend and other orders, and all such instruments received by it, without recourse, as the Borrower may reasonably request for the purpose of enabling the Borrower to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.04(b).

4.05           Remedies.

(a)             Rights and Remedies Generally upon Default.  Upon the acceleration of the Loan following the occurrence of an Event of Default, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Borrower agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i)             the Collateral Agent in its discretion may, in its name or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii)             the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii)           the Collateral Agent may require the Borrower to cause the Pledged Shares to be transferred of record into the name of the Collateral Agent or of the Lenders or their respective nominees; and

(iv)           the Collateral Agent may sell, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Borrower, any such demand, notice and right or equity being hereby expressly waived and released.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 4.05 shall be transferred to the account of the Collateral Agent (as such account may be established from time to time in accordance with the Seller Credit Agreement).  The Collateral Agent shall provide to the Borrower prompt notice of the establishment of any such account and all relevant account information for any such account.

(b)            Certain Securities Act Limitations.  The Borrower recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The Borrower acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that effecting a private sale in lieu of such public sale (as a result of, and as compelled by, such securities law restrictions) will not imply that such private sale, even if resulting in such prices and terms less favorable than such public sale solely by reason of being a private sale, shall not have been made in a commercially reasonable manner, and further agrees that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c)            Notice.  The Borrower agrees that to the extent the Collateral Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days’ notice shall be deemed to constitute reasonable prior notice.

4.06           Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Borrower shall remain liable for any deficiency.

4.07           Locations; Names, Etc.  Without at least 30 days’ prior written notice to the Collateral Agent, the Borrower shall not (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

4.08           Private Sale.  The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.05 conducted in a commercially reasonable manner.  The Borrower hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

4.09           Application of Proceeds.  The Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under this Section 4, shall be transferred, by wire transfer of immediately available funds, to the designated account of the Collateral Agent for application thereof by the Collateral Agent as provided in the Seller Credit Agreement (the information relating to which account shall be provided by the Collateral Agent to the Borrower).

4.10           Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, and upon the occurrence of any event contemplated in Section 4.01(d), the Collateral Agent is hereby appointed the attorney-in-fact of the Borrower for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Majority Lenders may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, (a) the Collateral Agent shall have the power to appoint any attorney-in-fact for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Majority Lenders may deem necessary or advisable to accomplish the purposes hereof, (b) so long as the Collateral Agent shall be entitled under this Section 4 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Borrower representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, and (c) the Collateral Agent shall have the power to arrange for, including by an agent, affiliate or nominee, to execute and deliver the Junior Pledge Agreement on behalf of the Borrower and carry out any action required to perfect the security interest created thereby, and to translate the power of attorney granted by this Section 4.10 and to incorporate it in a public deed by a notary public in Argentina.

4.11           Perfection and Recordation.  The Borrower authorizes the Lenders to file Uniform Commercial Code financing statements describing the Collateral as set forth in Section 3.

4.12           Termination.  When all Secured Obligations shall have been paid in full and the Commitments of the Lenders under the Seller Credit Agreement shall have expired or been terminated, this Agreement shall terminate, and the Collateral Agent upon receipt of written notification thereof shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower.  The Collateral Agent shall also, at the expense of the Borrower, execute and deliver to the Borrower upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be prepared by and reasonably requested by the Borrower to effect the termination and release of the Liens on the Collateral as required by this Section 4.12.

The rights and protections relating to the Collateral Agent set forth in Article VIII of the Seller Credit Agreement are expressly incorporated as if set forth herein in their entirety.

4.13           Releases.  The Collateral Agent shall be deemed to have automatically released (without the need for any further action by the Borrower or any other Person) any Lien covering any asset that has been disposed of pursuant to the last sentence of Section 6.03 of the Seller Credit Agreement or that has been disposed of with the written consent of Lenders (with a copy delivered to the Collateral Agent) in accordance with the Seller Credit Agreement.

Section 5.           Miscellaneous.

5.01           Notices.  All notices, requests, consents and demands hereunder shall be in the English language (or accompanied by a certified translation) and in writing and telecopied or delivered to the intended recipient at its address specified pursuant to Section 9.01 of the Seller Credit Agreement and shall be deemed to have been given at the times specified in said Section 9.01.

5.02           No Waiver.  No failure or delay by any Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights, powers or remedies that the Secured Parties would otherwise have.

5.03           Amendments, Etc.  The terms of this Agreement may be waived, or amended or modified only by an instrument in writing duly executed by the Borrower and the Collateral Agent (with the consent of the Lenders as specified in Section 9.02 of the Seller Credit Agreement).  Any such waiver, amendment or modification shall be binding upon the Secured Parties and the Borrower.

5.04           Costs and Expenses.

(a)            The Borrower agrees to reimburse each of the Secured Parties for all costs and expenses incurred by them (including the fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Borrower in respect of the Collateral that the Borrower has failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 5.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

(b)            The Borrower further agrees:  (i) to pay to the Collateral Agent from time to time such compensation as the Borrower and the Collateral Agent shall from time to time agree in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), (ii) except as otherwise expressly provided herein, to reimburse the Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement (including the compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or bad faith and (iii) to indemnify each of the Collateral Agent or any predecessor and their respective officers, employees, directors, counsel and agents for, and to hold them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Collateral Agent) arising out of or in connection with the acceptance or administration of the trust or trusts hereunder and under the Loan Documents, including the costs and expenses of defending itself against any claim (whether asserted by the Borrower or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section 5.04(b), except to the extent that such loss, damage, claim, liability or expense is attributable to its, his or her own gross negligence or bad faith.

(c)             In case of enforcement of the Collateral, the Collateral Agent shall be paid its fees, costs and expenses due and payable from the proceeds of such enforcement prior to distribution of such proceeds to the Lenders in accordance with the terms of the Loan Documents.

(d)             The provisions of this Section 5.04 shall survive the termination of this Agreement, the Loan Documents and the resignation or removal of the Collateral Agent.

5.05           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Secured Parties and the respective successors and assigns thereof (provided, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent).

5.06           Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.07           Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

5.08           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

5.09           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.10           Captions.  The captions and Section headings appearing herein are included solely for convenience of reference, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

5.11           Agents and Attorneys-in-Fact.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PETERSEN ENERGÍA INVERSORA, S.A.U.

By:	/s/ Mauro Renato José Dacomo
Name: Mauro Renato José Dacomo
Title: Consejero-Apoderado

Executed in	Madrid, Kingdom of Spain
include country of execution
outside of Argentina

Signature Page to Pledge and Security Agreement

THE BANK OF NEW YORK MELLON
as Collateral Agent

By	/s/ Erika Walker
Name: Erika Walker
Title: Vice-President

Executed in	USA
include country of execution
outside of Argentina

Signature Page to Pledge and Security Agreement

Acknowledged:

REPSOL YPF, S.A.
as Lender

By	/s/ Miguel Ángel Devesa del Barrio
Name: Miguel Ángel Devesa del Barrio
Title: Chief Financial Officer

Executed in	Madrid, Spain
include country of execution
outside of Argentina

Signature Page to Pledge and Security Agreement

ANNEX 1

FILING DETAILS

[See Sections 2.02 and 2.03 and 4.07]

CHIEF EXECUTIVE OFFICE AND MAILING ADDRESS

Petersen Energía Inversora, S.A.U.
Registered Office: Velasquez 9, Planta 1
28006 Madrid, Spain

Mailing Address and Chief Executive Office: c/o Grupo Petersen, Cerrito 740, Piso 1 (C1010AAP), Buenos Aires, Argentina

JURISDICTION OF ORGANIZATION

Petersen Energía Inversora, S.A.U., is a sociedad anónima unipersonal duly organized and validly existing under the laws of the Kingdom of Spain.

ORGANIZATIONAL ID NUMBER

CIF (Código de Identificación Fiscal): A-85.392.751

Annex 1-1

ANNEX 2

SANTANDER EXCLUDED SHARES

[See Section 2.04]

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares (acquired pursuant to the U.S Offer (as such term is defined in the Santander Pledge and Security Agreement))	The Bank of New York Mellon	BNY-14807	Petersen Energía Inversora, S.A.U.	1,356,010
American Depositary Shares (acquired pursuant to the Argentine offer (as such term is defined in the Santander Pledge and Security Agreement))	The Bank of New York Mellon	BNY-14805	Petersen Energía Inversora, S.A.U.	460,869
American Depositary Shares (acquired pursuant to the First Option (as such term is defined in the Santander Pledge and Security Agreement))	The Bank of New York Mellon	BNY-14806	Petersen Energía Inversora, S.A.U.	393,313

Annex 2-1

PLEDGED SHARES

[See Section 2.04]

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares (acquired pursuant to the Second Option)	The Bank of New York Mellon	984245100	Petersen Energía Inversora, S.A.U.	3,048,174

EXCLUDED SHARES

[See Section 2.04]

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares (acquired pursuant to the Second Option)	The Bank of New York Mellon	984245100	Petersen Energía Inversora, S.A.U.	36,283,105

Form of Annex 3 to Security Agreement

ANNEX 3

BORROWER PLEDGE AGREEMENT

[See Attached]

Annex 3-1

ANNEX 3 TO PLEDGE AND
SECURITY AGREEMENT

[Form of Borrower Pledge Agreement]

STOCK PLEDGE AGREEMENT dated as of [________] by and between (i) PETERSEN ENERGÍA INVERSORA, S.A.U., a sociedad anónima unipersonal duly organized and validly existing under the laws of the Kingdom of Spain (the “Pledgor”), and (ii) THE BANK OF NEW YORK MELLON, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Pledgor, certain lenders, Credit Suisse AG, London Branch, as Administrative Agent, and the Collateral Agent, are parties to a Credit Agreement dated as of May 4, 2011 (as from time to time amended, the “Credit Agreement”, a copy of which is attached hereto as Annex I), providing, subject to the terms and conditions thereof, for loans to be made to the Borrower in an aggregate principal amount not exceeding $700,000,000;

WHEREAS, to induce the Lenders to enter into the Credit Agreement and to make loans thereunder, the Pledgor has agreed to grant a security interest in the Collateral, as defined in the security agreement attached as Exhibit F to the Credit Agreement (the “Security Agreement”), as security for the Secured Obligations (as hereinafter defined), all as provided therein;

WHEREAS, the Pledgor has agreed to grant a security interest in the Pledged Shares (as hereinafter defined) as security for the Secured Obligations in addition to and as a continuation of the security interest created under the Security Agreement, all as provided herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Defined Terms. Capitalized terms not defined herein shall have the meanings set forth in the Security Agreement or, if not defined therein, in the Credit Agreement, as the same may be amended or otherwise modified from time to time.

“Additional Shares” shall mean (i) any shares, rights or securities that the Pledgor is entitled to receive or that are payable under or in connection with the Pledged Shares until full repayment of the Secured Obligations, as a result of (without limiting the generality of the foregoing) any exchange, stock-split, dividends payable in kind (either in shares or otherwise), reserves, revaluations or other distribution of dividends paid in shares (“acciones liberadas”), merger, consolidation, spin-off, liquidation, dissolution, and/or any other reason or circumstance, and any shares or securities subscribed under the preemptive or accretion rights attached to the Pledged Shares; (ii) any securities delivered as a result of any reimbursement, amortization and/or reduction of capital stock by redemption, and/or reimbursement (either in whole or in part) of the Pledged Shares; (iii) any non-cash dividends or other non-cash income or distribution received or receivable from time to time in respect of the Pledged Shares or the Proceeds (excluding non-cash dividends or such other non-cash income to the extent permitted under the Loan Documents); and (iv) any rights arising from any  irrevocable capital contributions made by the Pledgor, but excluding Excluded Shares. For the avoidance of doubt, it is hereby agreed that for purpose of this definition any Additional Shares shall automatically be deemed a “Pledged Share”.

“Amount Payable” shall have the meaning set forth in Section 7 hereof.

“Argentine Collateral” shall mean the Pledged Shares and the Proceeds.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, NY, United States of America, London, England, Madrid, Spain and Buenos Aires, Argentina are authorized or required by law to remain closed and that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Caja de Valores” shall mean Caja de Valores S.A. or any successor thereof or any other entity that replaces Caja de Valores S.A. as the entity that keeps the registry of shares of the Issuer.

“Civil Code” shall mean the Civil Code of Argentina.

“Commercial Code” shall mean the Commercial Code of Argentina.

“Companies Act” shall mean the Argentine Business Companies Act No. 19,550, as amended.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Dollar” or “U$S” shall mean the lawful currency of the United States of America.

“Event of Default” shall have the meaning set forth in the Credit Agreement.

“Excluded Shares” shall have the meaning set forth in the Credit Agreement.

“Issuer” shall mean YPF Sociedad Anónima, a sociedad anónima organized under the laws of Argentina.

“Lien” shall mean any right, title, claim or interest, by way of lien, pledge, charge, security interest, preferential agreement or, other encumbrances.

“Minimum Opening Price” shall have the meaning set forth in Section 7.

“Newly Acquired Shares” shall mean any share issued by the Issuer acquired by the Pledgor after the date hereof, but excluding Excluded Shares. For the avoidance of doubt, it is hereby agreed that for purposes of this definition any Newly Acquired Shares shall automatically be deemed a “Pledged Share”.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pesos” shall mean the lawful currency of the Republic of Argentina.

“Pledge” shall have the meaning set forth in Section 2.

“Pledged Shares” shall mean the shares issued by the Issuer detailed in Annex II, together with the Newly Acquired Shares and the Additional Shares. For the avoidance of doubt, it is hereby agreed that for purposes of this definition any Excluded Shares shall not be deemed to constitute Pledged Shares.

“Proceeds” shall mean any cash proceeds payable under or in connection with the Pledged Shares including, without limiting the generality of the foregoing, any cash income or any amounts that the Pledgor is entitled to receive or that are payable under or in connection with the Pledged Shares, while this Agreement is in effect, as a result of any exchange, distributions of reserves, revaluations or other distribution in relation to the Pledged Shares, or as a result of a merger, spin-off, liquidation or dissolution or of any other circumstance related to the Pledged Shares, any funds delivered as a result of any reimbursement and/or reduction of capital stock by redemption or amortization (either in whole or in part) of the Pledged Shares.

“Registrar” shall mean Caja de Valores.

“Registrar’s Book” shall have the meaning set forth in Section 2(a)(ii).

“Secured Obligations” shall mean, collectively, all obligations of the Pledgor under the Loan Documents to pay the principal of and interest and Call Premium on the Loans and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Secured Parties or any of them under the Loan Documents, including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Pledgor under any bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

“Secured Parties” shall mean, collectively, the Lenders, the Administrative Agent and the Collateral Agent and, in each case, their respective successors and assigns.

SECTION 2.  Pledge of Argentine Collateral; Grant of Security Interest; Appointment of the Collateral Agent.  (a)(i) The Pledgor hereby grants to the Collateral Agent for the benefit of the Secured Parties, a first priority lien (prenda), pursuant to the terms of Article 580 et seq. of the Commercial Code, in the Pledged Shares (the “Pledge”), as collateral security for the full and timely payment (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, as well as the full and timely compliance with all and each of the obligations assumed hereunder.

(ii) To all legal effects and in order to comply with the provisions of Sections 213 et seq. of the Companies Act and, if applicable, with article 43 of the Registrar’s Operating Regulations (Reglamento Operativo de Caja de Valores S.A.), the Pledgor shall give notice to the Issuer of the creation of the Pledge and shall notify and use commercially reasonable efforts in order for the Registrar to register the Pledge on its books (the “Registrar’s Book”), in the name of the Collateral Agent or its nominee, for the benefit of the Secured Parties.

The Pledgor shall deliver to the Collateral Agent promptly but in no event later than (i) two (2) Business Days from the date hereof, a certified copy of the notice remitted to the Issuer (been such notice dully accepted by the Issuer), and (ii) five (5) Business Days from the date hereof, a certificate issued by the Registrar giving evidence of the registration of the Pledge in the Registrar’s Book.

(b) The Collateral Agent hereby accepts to act as Collateral Agent, to hold the Argentine Collateral for the benefit of the Secured Parties and to perform all the actions set forth in this Agreement.

(c) The Pledge herein provided for also extends to the Additional Shares, the Newly Acquired Shares and the Proceeds. The Pledgor shall give notice to the Issuer to register the Pledge in favor of the Collateral Agent over any Additional Shares simultaneously with the issuance of such Additional Shares and shall give notice to and use commercially reasonable efforts in order for the Registrar to register the Pledge over the Additional Shares in the Registrar’s Book, all in accordance with the paragraph (a) of this Section.

Upon acquisition of Newly Acquired Shares, the Pledgor shall give immediate notice to the Issuer of the creation of the Pledge over the Newly Acquired Shares and shall give notice to and use commercially reasonable efforts in order for the Registrar to register the Pledge over the Newly Acquired Shares on the Registrar’s Book. The incorporation of the Additional Shares, the Newly Acquired Shares and the Proceeds in the Pledge shall operate automatically and, therefore, no other act, contract, document and/or proceeding shall be necessary, except for the delivery thereof if such Pledged Shares are represented by certificates, and the formal requirements, registrations and other acts as may be required by applicable law.

(d) The Pledgor shall instruct the Issuer by public means (acto público) to deposit all Proceeds in the Collateral Agent’s Account. If the Proceeds are received by the Collateral Agent in pesos, the Collateral Agent shall, to the extent permitted by Argentine law, promptly convert such pesos into United States Dollars (“Dollars”) for deposit in the Collateral Agent’s Account at the exchange rate corresponding to the business day prior to the conversion date. If access by the Collateral Agent to the foreign exchange market for the acquisition of Dollars and its transfer outside of Argentina is limited by virtue of any law, rule, regulation or interpretation by a Governmental Authority, the Proceeds shall (i) be deposited into an account of the Collateral Agent maintained in Argentina or an account of any third party as instructed by the Collateral Agent and (ii) at the option of the Collateral Agent, be converted into free available Dollars, through (x) the purchase and sale of debt securities issued by the federal government of the Republic of Argentina denominated in Dollars or any other public or private bond or tradeable security quoted in any other foreign currency outside of Argentina or (y) any appropriate mechanism for the acquisition of Dollars in any exchange market. The Pledgor shall be responsible for the costs (including any loss due to unfavorable exchange rates) and expenses related to the export of such securities or the proceeds from the sale of such securities from Argentina and the sale of such securities or such proceeds outside Argentina to obtain freely available Dollars outside of Argentina in such amounts and on such dates as provided in the Credit Agreement.

SECTION 3.  Representations and Warranties.  Without prejudice to the representations and warranties made under the Credit Agreement and the Security Agreement, which shall be deemed repeated herein, the Pledgor makes the following additional representations and warranties:

(a) together with the execution of this Agreement, it has taken all necessary corporate action to authorize the execution, delivery and performance of, and the granting of the lien (prenda) on the Argentine Collateral pursuant to, this Agreement;

(b) this Agreement constitutes a legal, valid and binding obligation of the Pledgor enforceable against it in accordance with its terms;

(c) the execution, delivery and performance of this Agreement will not violate any requirement of law applicable to, or contractual obligation of, the Pledgor;

(d) the Pledged Shares represent 92.25 per cent of the issued and outstanding shares of the Issuer indicated in Annex II and are not subject to restrictions on transfer  or Liens, except as provided or permitted in the Security Agreement, the Transaction Documents, the Deposit Agreement or the by-laws of the Issuer;

(e) the Pledgor is the legal, beneficial owner of, and has good and marketable title to, the Pledged Shares and the Proceeds, free of any and all Liens or options in favor of, or claims of, any other Person, subject to the Lien provided for or permitted by this Agreement, the Security Agreement, the Deposit Agreement, the Transaction Documents or the by-laws of the Issuer;

(f) upon registration of the Pledge in the Registrar’s Book, the lien (prenda) granted pursuant to this Agreement will constitute a legal, valid and enforceable perfected lien (prenda) on the Pledged Shares, enforceable in accordance with its terms; and

(g) the Pledgor has taken all necessary corporate action, obtained all required authorizations and made all filings and registrations required to exercise its rights as shareholder of the Issuer, including without limitation, registration of the Pledgor  before the Public Registry of Commerce of the City of Buenos Aires under Section 123 of Law 19.550 for purposes of acting as a shareholder of an Argentine company and compliance with the annual reporting requirement pursuant to Regulation 07/2003 issued by the General Inspection of Corporations of the City of Buenos Aires.

SECTION 4.  Covenants.  The Pledgor covenants and agrees as follows:

(a) If the Pledgor shall, as a result of its ownership of the Pledged Shares, become entitled to receive or shall receive any Additional Shares or Newly issued Shares,  the Pledgor shall accept the same on behalf of the Collateral Agent for the benefit of the Secured Parties, hold the same in trust for the Collateral Agent for the benefit of the Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received having complied any formal requirements, registrations and acts required by law, subject to the terms hereof, as additional collateral security for the Secured Obligations, or if the Pledgor shall receive any dividends  the property or sums of money so distributed shall be delivered to the Collateral Agent to be held by it hereunder as Collateral for the Secured Obligations or if any book entry representing any Argentine Collateral is made under the name of the Pledgor without the simultaneous registration of the Pledge pursuant to Section 2 hereof, the Pledgor shall notify the Pledge over such Argentine Collateral to the Issuer and shall use commercially reasonable efforts in order for the Pledge be registered forthwith. If any sums of money or property so paid or distributed in respect of the Shares shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, as Collateral  for the Secured Obligations.

(b) The Pledgor will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except: (i) Liens created pursuant to the Security Documents; (ii) Permitted Encumbrances; and (iii) Permitted Excluded Shares Liens, but only if all cash dividends and other cash distributions in respect of the Excluded Shares are deposited in the Collateral Agent’s Account.

(c) At any time and from time to time, upon the written request of the Collateral Agent, the Pledgor will, or will request the Issuer to promptly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and enforcing the rights and powers herein granted.]

(d) The Pledgor shall maintain its registration before the Public Registry of Commerce of the City of Buenos Aires under Section 123 of Law 19.550 for purposes of acting as a shareholder of an Argentine company and timely comply with the annual reporting requirement pursuant to Regulation 07/2003 issued by the General Inspection of Corporations of the City of Buenos Aires.

           SECTION 5.  Voting Rights.  So long as no Event of Default shall have occurred and be continuing, the Pledgor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the other Loan Documents or any other instrument or agreement referred to herein or therein, the other Loan Documents or any such other instrument or agreement referred to herein or therein; and the Collateral Agent shall execute and deliver to the Pledgor or cause to be executed and delivered to the Pledgor all such instruments, if any, as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the rights and powers that it is entitled to exercise pursuant to this Section 5.

SECTION 6.  Rights of the Collateral Agent.  If an Event of Default shall occur and be continuing (i) the Collateral Agent shall request the Pledgor to refrain from exercising any voting rights with respect to the Pledged Shares, and (ii) the Collateral Agent or its nominee will exercise all voting rights pertaining to the Shares at any meeting of shareholders of the Issuer or otherwise. In connection therewith, the Collateral Agent shall request the Pledgor to appoint the Collateral Agent as its true and lawful attorney, and agree to take any other action, including granting a power of attorney by means of a public notary, and executing any other documents as may be necessary to enable the Collateral Agent to exercise its rights hereunder for the benefit of the Secured Parties. The parties hereby agree that the provisions of Section 219 of the Companies Act may be waived by the parties’ agreement.

SECTION 7.  (a) Remedies.  Upon the acceleration of the Loans following the occurrence of an Event of Default, the Collateral Agent, for the benefit of the Secured Parties, may exercise, in addition to all other rights and remedies granted in this Agreement or the Security Agreement, all rights and remedies of a secured party on default under the laws of Argentina. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Pledgor, the Issuer or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may, in accordance with the provisions of the Security Agreement:

(i) transfer any Proceeds from time to time held by it to be applied by the Secured Parties to the payment in whole or in part of the Secured Obligations as set forth in the Loan Documents (hereinafter the “Amount Payable”) and, in case such Proceeds are not enough to pay in full such Amount Payable;

(ii) keep any and all dividends, interest and other distributions thereafter paid in respect of the Pledged Shares and deliver them to the Secured Parties or the person designated by them for application thereof to the Secured Obligations in accordance with the provisions of the Loan Documents;

(iii) sell the Pledged Shares following, at the exclusive option of the Collateral Agent, any (or a combination) of the following procedures:

(A) in any stock exchange or over the counter market, by means of a broker-dealer or any of the procedures permitted (including auctions);

(B) in an auction pursuant to Section 585 of the Commercial Code called for by the Collateral Agent with 10 (ten) calendar days notice, by means of a 5 (five) days publication in one or more of the following newspapers: Clarín, La Nación and Ambito Financiero (or in any other newspapers qualified under applicable law for such publication). The minimum opening price shall not be lower than the Amount Payable that has not been canceled by means of the application of the Proceeds pursuant to the provisions of Section 7(a)(i) hereof plus any costs, expenses commissions, taxes, fees in relation to the auction and sale of the Argentine Collateral (the “Minimum Opening Price”). The price shall be paid in cash. If no offers, equal to or higher than such Minimum Opening Price are received at the auction, the auction shall be adjourned for 10 (ten) days and at such adjourned auction, the minimum opening price shall be not lower than fifty percent (50%) of the Minimum Opening Price. If no offers, equal to or higher than fifty percent (50%) of the Minimum Opening Price are received at this auction, the auction shall be adjourned for 10 (ten) days and at any such adjourned auction, there shall be no minimum opening price.

The Pledgor shall be given 10 (ten) calendar days notice of the first auction. In no case (not even at the adjourned auction) shall the Argentine Collateral be transferred at the auction to the Pledgor or any of its Affiliates at a price lower than the Minimum Opening Price; or

(C) at private sale, for cash, upon credit or for future delivery, and as otherwise permitted by applicable law. Sales in privately negotiated transactions are hereby expressly authorized by the Pledgor and may be made at a price negotiated by the Collateral Agent in good faith. The Collateral Agent is authorized, in connection with any such sale, if it deems it advisable so to do:

(1) to restrict the prospective bidders on or purchasers of any of the Pledged Shares to a limited number of investors;

(2) to impose such other limitations or conditions in connection with any such sale as the Collateral Agent deems necessary or advisable in order to comply with any law; or

(3) to make such sales over a time period not to exceed six months in one lot as an entirety or in separate parcels, as the Collateral Agent may determine with the purpose of avoiding significant disruptions in the price of the Pledged Shares; or

(iv) appropriate the Argentine Collateral for the benefit of the Secured Parties in accordance with the provisions of Section 3,223 of the Civil Code.

(b) The Pledgor hereby agrees that the Collateral Agent shall have no responsibility before the Pledgor for the prices obtained in the case of foreclosure of the Pledged Shares conducted in a commercially reasonable manner.

(c) Remedies - Collateral Agent’s Powers. The Collateral Agent may, without notice or publication, adjourn any public or private sale or auction pursuant to Section 585 of the Commercial Code or cause any of the same to be adjourned from time to time by announcement at the time and place fixed for the sale or auction, and such sale or auction may be made at any time or place to which any of the same may be so adjourned. In case of any sale of all or any part of the Pledged Shares on credit or future delivery, the Pledged Shares so sold may be retained by the Collateral Agent until the price for the Pledged Shares sold is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged Shares so sold and, in case of any such failure, such Pledged Shares may again be sold upon like notice.

(d) Remedies - Transfer of Argentine Collateral. Upon payment of the purchase price for the Pledged Shares by the purchaser or purchasers thereof, the Pledgor (or the Collateral Agent on its behalf pursuant to the power of attorney granted under Section 9 herein) shall transfer the Pledged Shares to such purchaser or purchasers and the Pledgor hereby binds itself to notify the Issuer and the Registrar to make the corresponding entry in the Registrar’s Book and to take all request steps and/or proceedings and make all the filings with any Argentine governmental authority that may be necessary, in the Collateral Agent's reasonable opinion, to perfect the execution and transfer of the Pledged Shares.

(e) Remedies -. If any notice of a proposed sale or other disposition of the Argentine Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 (ten) days before such sale or other disposition. All waivers by the Pledgor of rights (including rights to notice), and all rights and remedies afforded to the Collateral Agent and the Secured Parties herein, and all other provisions of this Agreement, are expressly made subject to any applicable mandatory provisions of law limiting, or imposing conditions (including conditions as to reasonableness) upon, such waivers or the effectiveness thereof or any such rights and remedies. Any sale or other disposition of the Argentine Collateral and the possession thereof by the Collateral Agent shall be in compliance with all provisions of applicable law.

(f) Remedies - Further Assurances. The Pledgor further agree to reasonably use its reasonable efforts to do or cause to be done all such other acts as may be necessary to expedite such sale or sales of all or any portion of the Argentine Collateral, and to make such sale or sales, pursuant to Section 7 valid and binding and in compliance with any and all other applicable requirements of law.

(g) Remedies - Additional Covenant. The Pledgor covenants and agrees that it will, or will instruct the Issuer to act, execute and deliver such documents and take such other action, as the Collateral Agent deems reasonably necessary or advisable in order that any such sale may be in compliance with law.

(h) Remedies - Application of Proceeds. Once the sale is concluded, all proceeds thereof shall be transferred to the Administrative Agent’s Account in accordance with Section 4.09 of the Security Agreement.

If the proceeds of the sale, are higher than the Amount Payable, then the Collateral Agent shall deliver an amount equal to such Amount Payable to the Secured Parties to be applied to the satisfaction of the entire Amount Payable, and shall deposit the remaining amount in the account indicated in writing by the Pledgor provided, however, that in no event shall the Pledgor be entitled to any such amounts if the Secured Obligations then owing to the Collateral Agent and the Secured Parties have not been paid in full.

(i) Remedies - Secured Parties’ Powers. The Secured Parties may take part as a bidder in the private or public sale of, or auction to sell the Argentine Collateral, in which case, the Secured Parties will be entitled to set-of any outstanding amount under the Secured Obligations with the Amount Payable.

SECTION 8. Cumulative Rights. The rights, powers and remedies of each party under this Agreement shall be in addition to all rights, powers and remedies given to each party by the Loan Documents, or other security agreement, or by virtue of any statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Pledge of either party in the Argentine Collateral.

SECTION 9. Collateral Agent Appointed Attorney-in-Fact of the Pledgor; Powers Coupled with an Interest.  (b)  The Pledgor hereby appoints the Collateral Agent as its attorney-in-fact, with full authority in the place and stead of it and in the name of the Pledgor or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purpose of this Agreement (subject to the rights of the Pledgor under Section 5 hereof), including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution  in respect of the Argentine Collateral or any part thereof and to give full discharge for the same.

(c)  All authorizations and agencies herein contained with respect to the Argentine Collateral are irrevocable and powers coupled with an interest for so long as any obligations under the Secured Obligations remain outstanding.

(d)  If any of the Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor under Section 4(e) hereof.

SECTION 10.  Resignation or Removal of the Collateral Agent. Rights and Obligations of the Collateral Agent.  The Collateral Agent may resign or be removed as provided in the Loan Documentation, and shall act in accordance with the provisions set forth therein.

SECTION 11.  Termination and Release.  When the Secured Obligations have been paid in full, this Agreement shall terminate and the security interests created hereby shall be released and cancelled by the Collateral Agent. The Collateral Agent, upon the Pledgor' request and at the Pledgor' expense, shall promptly deliver to the Pledgor, all documents reasonably necessary to evidence such release.

The Collateral Agent shall be deemed to have automatically released (without the need for any further action by the Borrower or any other person) the lien (prenda) over the Argentine Collateral from the Collateral pursuant to clause (x) of the proviso to Section 5.10(a) of the Credit Agreement.

SECTION 12.  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Where provisions of any law or regulation resulting in such prohibition or unenforceability may be waived they are hereby waived by the Pledgor and the Collateral Agent to the full extent permitted by law so that this Agreement shall be deemed a valid, binding agreement, and the security interest created hereby shall constitute a continuing first lien (prenda) on and first perfected security interest in the Argentine Collateral, in each case enforceable in accordance with its terms.

SECTION 13.  Headings.  The paragraph, section and caption headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 14.  No Waiver.  No delay or waiver on the part of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

SECTION 15.  Amendments.  The terms of this Agreement may be waived, or amended or modified only by an instrument in writing duly executed by the Pledgor and the Collateral Agent (with the consent of the Lenders as specified in Section 9.02 of the Credit Agreement).  Any such waiver, amendment or modification shall be binding upon the Secured Parties and the Pledgor.

SECTION 16.  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered to the addresses indicated on the signature page hereto by carta documento, through a notary public or by certified email or courier, to the following addresses:

if to the Pledgor, to it at:

Petersen Energía Inversora, S.A.U.
Velázquez 9, Planta 1
28006 Madrid, Spain
Attn:  Ignacio Moran and Mauro Dacomo
Facsimile: + 54 11 5 555 0162

With a copy to:

Cerrito 740, Piso 1
C1010AAP, Buenos Aires
Argentina

if to the Collateral Agent, to it at:

The Bank of New York Mellon
101 Barclay Street
Floor 4- East
New York, New York 10286
United States
Attn:  Global Corporate Trust, Global Americas
Fax. No. 212 815- 5802 or 5803

SECTION 17.  Authority of the Collateral Agent. The Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by such agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgor, the Collateral Agent shall be conclusively presumed to be acting for the benefit of the Secured Parties with full and valid authority to so act or refrain from acting, and the Pledgor shall be under no obligation or have any entitlement to make any inquiry respecting such authority.

SECTION 18. Integration.  Except for the provisions of the Loan Documents, this   Agreement represents the agreement of the Pledgor and the Collateral Agent, for the benefit of the Secured Parties, with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Parties relative to subject matter hereof not expressly set forth or referred to herein in the Loan Documents.

SECTION 19.  Governing Law.  This Agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the Republic of Argentina.

SECTION 20.  No Duty on Collateral Agent's Part.  The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent's interests in the Argentine Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its shareholders, officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct, and specifically disclaims any liability for negligence.

SECTION 21.  Successors and Assigns. Without prejudice to the Credit Agreement, this Agreement shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and no other person shall be entitled to any of the benefits of this Agreement. The Pledgor may not assign its rights, interests or obligations hereunder without the prior written consent of the Collateral Agent.

SECTION 22.  Agents and Attorneys-in-Fact.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

SECTION 23.  Submission To Jurisdiction; Waivers.  The Pledgor hereby irrevocably and unconditionally (to the maximum extent not prohibited by law):

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Tribunales Ordinarios en lo Comercial de la Ciudad de Buenos Aires and appellate courts thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(c)  waives any motions requesting the plaintiff to post a bond to cover the costs of the complaint (excepción de arraigo).

SECTION 24.  Language.  This Agreement has been executed in the English language.  Notwithstanding this, a Spanish translation of this Agreement is attached hereto as Annex III for purposes of filings before Argentine Governmental Authorities.  All documents to be delivered by any Party hereto pursuant to the terms of this Agreement shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other party hereto shall have the right to rely for all purposes under this Agreement.

IN WITNESS WHEREOF, three counterparts of this Agreement are executed and delivered as of the date first above written.

PETERSEN ENERGÍA INVERSORA, S.A.U.

By
Name:
Title:

Executed in
include country of execution
outside of Argentina

THE BANK OF NEW YORK MELLON,
as Collateral Agent

By
Name:
Title:

Executed in
include country of execution
outside of Argentina

ANNEX I

Credit Agreement

[Not Filed]

ANNEX II

Pledged Shares

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares (acquired pursuant to the Second Option)	The Bank of New York Mellon	984245100	Petersen Energía Inversora, S.A.U.	36,283,105

Excluded Shares

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares (acquired pursuant to the Second Option)	The Bank of New York Mellon	984245100	Petersen Energía Inversora, S.A.U.	3,048,174

ANNEX III

[Not Filed]